UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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400 W. Parkway Place, Suite 100

Ridgeland, Mississippi  39157

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2018 Annual Meeting of Shareholders of EastGroup Properties, Inc. (the “Company”) will be held on Thursday, May 24, 2018 at 9:00 a.m., Central Daylight Time, at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, Mississippi.  At the Meeting, shareholders will be asked to:

1.	Elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Cast a non-binding advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year;

3.	Cast a non-binding advisory vote to approve the compensation of our Named Executive Officers; and

4.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on March 29, 2018 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically.  We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

Brent W. Wood

Executive Vice President, Chief
Financial Officer and Treasurer

DATED:  April 13, 2018

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

i

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Shareholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 24, 2018 at 9:00 a.m., Central Daylight Time, at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, Mississippi.  This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to shareholders on or about April 13, 2018.

ABOUT THE 2018 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, shareholders will be asked to elect ten directors of the Company, cast a non-binding advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year and cast a non-binding advisory vote on the compensation for our Named Executive Officers (as defined below).  In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote?

All shareholders of record as of the close of business on Thursday, March 29, 2018 (the “Record Date”) are entitled to vote at the Meeting.  As of the Record Date, 34,942,110 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) were issued and outstanding.  Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically.  In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those shareholders who specifically request a paper copy.  On or around April 13, 2018, all shareholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which shareholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email.  There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will:

•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes.  Our website is located at www.eastgroup.net.  Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Ethics and Business Conduct, Corporate Governance Guidelines, charters of committees of our Board of Directors (the “Board”) and reports that we file with the SEC.  A copy of our Code of Ethics and Business Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting.  If you are a shareholder of record and attend the Meeting, you may vote in person at the Meeting.  If your shares of Common Stock are held in street name and you wish to vote in person at the Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder.  If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, EQ Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•
Vote online.  You can access proxy materials and vote at www.proxyvote.com.  To vote online, you must have a shareholder identification number, which is provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.  If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the proxy holders named in the proxy card, Marshall A. Loeb and Brent W. Wood, will vote the shares that the proxy card represents in accordance with your directions.  If you return the signed proxy card with no direction on a proposal, the proxy holders will vote your proxy FOR each of the Board’s nominees for director, FOR the ratification of the independent registered public accounting firm for the 2018 fiscal year and FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and SEC rules, shareholder proposals must have been received by February 10, 2018 to be considered at the Meeting.  To date, we have received no shareholder proposals and we do not expect any other items of business.  Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Marshall A. Loeb and Brent W. Wood with respect to any other matters that might be properly brought before the Meeting.  Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum.  Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are needed to approve each proposal?

Proposal 1 concerns the election of ten directors of the Company.  The votes cast “For” a nominee must exceed the votes cast “Against” the nominee for the nominee to be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved as they do not count as votes cast for such matter. If a nominee fails to receive more “For” votes than votes cast “Against” and is an incumbent director, the nominee is required to tender a resignation to the Nominating and Corporate Governance Committee of the Board for consideration.

Proposal 2 concerns a non-binding advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.  This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. Even though the vote is advisory and non-binding, the Audit Committee of the Board will consider a vote against the firm by the shareholders in selecting the Company’s independent registered public accounting firm in the future.

Proposal 3 concerns a non-binding advisory vote to approve the compensation of the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.”  For the non-binding advisory vote to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting.  You can do this by:

•	filing with the Secretary of the Company a written revocation;

•	signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2019 Annual Meeting?

If a shareholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders, the shareholder must submit the proposal in writing to the Secretary of the Company at 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157 so that the Company receives the proposal by December 14, 2018.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified shareholder intending to introduce a proposal or nominate a director at the 2019 Annual Meeting of Shareholders should give written notice to the Company’s Secretary not later than February 23, 2019 and not earlier than January 24, 2019 (although these dates may be adjusted in the event that the date of the 2019 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2018 Annual Meeting of Shareholders).

Shareholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary.  Such solicitations may be made by mail, telephone, facsimile, email or other electronic means or personal interviews.  In addition, we reserve the right to solicit proxies through our directors, officers and employees (who will receive no additional compensation for those services).  We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies.  The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

D. Pike Aloian, age 63 − Mr. Aloian has served as a director of the Company since 1999.  His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on real estate investment markets and financial matters.  He is a partner of Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies.  At Almanac, Mr. Aloian is responsible for originating investment opportunities, negotiating and structuring transactions, and monitoring the investments over their respective lives.  Mr. Aloian served on the Board of Directors of Brandywine Realty Trust from 1999 to 2012 and was most recently a member of its Audit, Corporate Governance and Executive Committees.  He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 78 − Mr. Bailey has served as a director of the Company since 1980.  He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development industries.  He is Chairman and President of H.C. Bailey Company and its affiliated companies, and has been employed in various capacities with that company since 1962.  The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance.  The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments.  He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, in cooperation with the Mortgage Bankers Association of America.

H. Eric Bolton, Jr., age 61 − Mr. Bolton has served as a director of the Company since 2013.  He brings extensive business and real estate operating experience to the Board. Mr. Bolton has been Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”), a REIT that owns and operates apartment complexes, since October 2001 and Chairman of the Board of Directors of MAA since September 2002. He joined MAA in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Prior to that time, he was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton served on the Board of Directors of Interstate Hotels and Resorts, Inc. from 2008 to 2010.  He currently serves on the National Association of Real Estate Investment Trusts (“NAREIT”) Advisory

Board of Governors. He received a BBA in Accounting from the University of Memphis and an MBA with a concentration in Finance and Real Estate from the University of North Texas.

Donald F. Colleran, age 62 − Mr. Colleran was appointed a director of the Company in August 2017.  His leadership positions provide broad experience and allow him to provide valuable insight to the Company and the Board regarding operational and strategic issues. He is Executive Vice President, Chief Sales Officer of FedEx Corporation. He also serves on the Strategic Management Committee, which sets the strategic direction for FedEx. Mr. Colleran joined FedEx in 1989, where he has served in a variety of leadership roles including Executive Vice President, Global Sales of FedEx Services from July 2006 through December 2016. He received a BBA from the University of New Hampshire.

Hayden C. Eaves III, age 72 − Mr. Eaves has served as a director of the Company since 2002.  Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board.  Mr. Eaves has extensive experience in the real estate industry.  He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group, where he served as a Managing Director until 2006.  Previously, Mr. Eaves was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada.   He currently serves on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California.  Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 82 − Mr. Gould has served as a director of the Company since 1998.  He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters.  Mr. Gould is a member of the Board of Directors of BRT Realty Trust and Vice-Chairman of One Liberty Properties, Inc.  He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership.  He previously served on the NAREIT Board of Governors as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee.  Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 72 − Mr. Hoster is Chairman of the Board of Directors, a position he has held since January 2016.  Previously, he was the Chief Executive Officer of the Company from 1997 to December 2015.  He has served as a director since 1993 and was President of the Company from 1993 to March 2015.  His leadership experience and knowledge of the Company and the industry in which we operate, including 40 years’ involvement with publicly held REITs and extensive experience with industrial real estate, provide valuable insight to the Board in formulating and executing the Company’s strategy.  Mr. Hoster previously served on the Board of Directors of Trustmark National Bank and Trustmark Corporation until April 2016 and on the NAREIT Board of Governors.  He received a BA degree with honors from Princeton University and an MBA from Stanford University Graduate School of Business.

Marshall A. Loeb, age 55 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer and a director of the Company since January 2016.  He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, now Washington Prime Group Inc., a retail REIT that owns, develops and manages shopping centers in the United States, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc.  Previously, Mr. Loeb was employed by the Company from 1991 to 2000, beginning as an asset manager and rising to senior vice president after having a variety of responsibilities with the Company. Mr. Loeb has almost 30 years of experience with publicly held REITs and brings real estate industry, finance, operations, development, and executive leadership expertise to the Board of Directors. He received a BS in Accounting and a Master of Tax Accounting degree from the University of Alabama, then earned an MBA from the Harvard Graduate School of Business.

Mary E. McCormick, age 60 − Ms. McCormick has served on the Board since 2005.  Ms. McCormick has extensive experience in real estate, capital markets, and corporate governance and brings that expertise to Board discussions.  She served the Ohio Public Employees System from 1989 through 2005, where she was responsible for directing real estate investments and overseeing an internally managed REIT portfolio.  In recent years, she has served on the boards of multiple public and private real estate companies and as a Senior Advisor for Almanac Realty Partners.  Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association.  Ms. McCormick teaches real estate at the Fisher College of Business, The Ohio State University.  She has served on the Board of Directors of Xenia Hotels and Resorts, a lodging REIT, since 2015 and previously served on the Board of Directors of MAA from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute and the National Association of Corporate Directors.  She has a Bachelor’s degree and an MBA from The Ohio State University.

Leland R. Speed, age 85 − Mr. Speed is Chairman Emeritus of the Board of Directors, a positon he has held since January 2016.  He served as the Chairman of the Board of the Company from 1983 to December 2015 and a director since 1978.  He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards.  He served as Chief Executive Officer of both the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012.  From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.  He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award.  He received his BS in Industrial Management from Georgia Institute of Technology and an MBA from the Harvard Graduate School of Business.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE.  The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Our Board currently has ten members: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Donald F. Colleran, Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed. The Board of Directors has determined that each director who served during the fiscal year ended December 31, 2017 was, and each current director continues to be, independent other than Mr. Loeb, the Company’s Chief Executive Officer, Mr. Hoster, the Company’s Chairman of the Board and Mr. Speed, the Company’s Chairman Emeritus.

Several of our directors serve as an executive officer at a company with whom we may directly or indirectly do business.  The Board determined that the commercial relationships involving routine, arms-length transactions between EastGroup and these companies were not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships in the following table.

Director	Name of Employer (including affiliated companies)	Business Relationship	Dollar Amount of Transactions (approximate)
Donald F. Colleran	FedEx Corporation	Routine leasing of space by EastGroup to FedEx	$1,600,000, representing less than 0.6% of EastGroup’s gross revenues in 2017

		Routine purchases of package delivery services by EastGroup from FedEx	The amount paid by EastGroup represents a de minimis percentage of FedEx’s gross revenue in fiscal 2017

Director	Name of Employer (including affiliated companies)	Business Relationship	Dollar Amount of Transactions (approximate)
H.C. Bailey, Jr.	H.C. Bailey Company	H.C. Bailey Company exclusively represented the landlord in connection with EastGroup’s new office lease in Ridgeland, MS and received certain commissions from the landlord for those services	$106,000

Shareholder Communication With the Board

The Board has created the position of Lead Independent Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The Lead Independent Director presides over the meetings of the non-management directors of the Company. Our current Lead Independent Director is Mr. Bolton.  Shareholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to Lead Independent Director, EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157.  Correspondence so addressed will be forwarded directly to the Lead Independent Director, who will forward any such communication to the director(s) to whom the communication is addressed.

Code of Ethics and Business Conduct and Other Policies

Code of Ethics and Business Conduct

Our Board adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://investor.eastgroup.net/govdocs. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://investor.eastgroup.net/govdocs.

Copies of our Code of Ethics and Corporate Governance Guidelines may also be obtained free of charge by writing to EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, Attention: Investor Relations.

Leadership Structure

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Independent Director who presides over the non-management directors, and strong active independent directors.  As Chief Executive Officer, Mr. Loeb is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Hoster, Chairman of the Board, provides oversight, direction and leadership to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level.  Seven of the current ten directors are considered independent under the NYSE listing standards.  All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting.  In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management.  Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors, led by the Lead Independent Director, in order to promote discussion among the non-management directors and assure independent oversight of management.  Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Board of Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company, cyber-security including cyber-attacks and computer viruses, and various other matters relating to the Company’s business.  Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes, the Company’s internal control over financial reporting, and the security of the electronic systems which the Company relies upon to conduct its business.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards.  The Board has adopted written charters for each of these committees, which are available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Bolton and Ms. McCormick.  The Audit Committee met eight times during the Company’s 2017 fiscal year.  The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm and the internal audit department.  Messrs. Aloian and Bolton and Ms. McCormick have each been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.  See “Report of the Audit Committee” later in this proxy statement.

The Compensation Committee consists of Messrs. Bailey, Bolton, Eaves and Gould.  The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers.  The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.  The Compensation Committee met four times during the Company’s 2017 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick.  The Nominating and Corporate Governance Committee met nine times during the Company’s 2017 fiscal year.  The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board.  Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion.  In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination.  In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms; as such, shareholders may influence the composition of the Board.  Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by shareholders.  Any such person will be evaluated in the same manner as any other potential nominee for director.  Any suggestion for a nominee for director by a shareholder should be sent to the Company’s Secretary at 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, within the time periods set forth under the heading “About the Meeting – How do I submit a proposal for the 2019 Annual Meeting?”.

Board Attendance at Meetings

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves.  The Board of Directors held six meetings during the Company’s 2017 fiscal year and each meeting was attended by all of the directors then in office.  Additionally, each director attended at least 75% of the total number of meetings held by all committees of the Board of Directors on which he or she served.  Each director also is expected to attend the 2018 Annual Meeting of Shareholders.  All nine board members who were directors at the time of the 2017 Annual Meeting of Shareholders attended that meeting.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of four independent directors: Messrs. Bailey, Bolton, Eaves and Gould.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board and that this approach is comparable to the policies of our peers.  We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of the Company and our stockholders.

Under the Company’s director compensation program as set forth in the Independent Director Compensation Policy, each non-employee director is paid an annual cash retainer in the amount of $40,000, payable ratably on a monthly basis.  The chairperson of each of the Audit Committee and Compensation Committee receives an additional annual cash retainer in the amount of $15,000 and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual cash retainer in the amount of $10,000.  All other committee chairpersons receive an additional annual cash retainer in the amount of $7,500 and the Lead Independent Director receives an additional annual cash retainer in the amount of $10,000.  A non-employee director who is appointed to the Board of Directors outside of an annual meeting of shareholders will receive a prorated amount of the applicable annual cash retainer, based on the time between his or her appointment and our next annual meeting of shareholders.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended.  Non-employee directors serving as members of Board committees are paid $1,000 for each committee meeting attended.  In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the Independent Director Compensation Policy, non-employee directors receive an annual award under the Company’s 2013 Equity Incentive Plan, in connection with their election to the Board at the annual meeting of shareholders.  The annual award consists of shares of the Company’s Common Stock determined by dividing $80,000 by the fair market value of a share of the Common Stock on the date of grant. A non-employee director who is appointed to the Board outside of the annual meeting of shareholders will receive a prorated amount of the annual award, based on the time between his or her appointment and our next annual meeting of shareholders.

The Independent Director Compensation Policy also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock, under the Company’s 2013 Equity Incentive Plan, on the effective date of election or appointment, the number of which equals $25,000 divided by the fair market value of a share of the Common Stock on such date.  These restricted shares will vest over a four-year period, subject to the director’s continuous service on our Board of Directors on each applicable vesting date.

As an employee of the Company, Mr. Loeb did not receive any compensation under the Independent Director Compensation Policy during the fiscal year ended December 31, 2017.  The Company’s non-employee directors received the following aggregate amounts of compensation for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
D. Pike Aloian	$80,996	$80,011	$161,007
H.C. Bailey, Jr.	$60,996	$80,011	$141,007
H. Eric Bolton, Jr.	$70,996	$80,011	$151,007
Donald F. Colleran (2)	$14,832	$80,596	$95,428
Hayden C. Eaves III	$74,496	$80,011	$154,507
Fredric H. Gould	$52,996	$80,011	$133,007
David H. Hoster II (3)	$239,496	$80,011	$319,507
Mary E. McCormick	$75,996	$80,011	$156,007
Leland R. Speed	$56,996	$80,011	$137,007

(1)
Represents the aggregate grant date fair values of the shares and restricted shares of Common Stock awarded to the non-employee directors during the fiscal year ended December 31, 2017, determined in accordance with FASB ASC Topic 718.  Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions.  The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 14, 2018.

(2)
Mr. Colleran was appointed to the Board in August 2017.  In accordance with the Company’s Independent Director Compensation Policy, he received (i) a prorated portion of the annual cash retainer, (ii) fees for all meetings of the Board of Directors and/or committees thereof that he attended, (iii) a prorated annual award of shares of Common Stock and (iv) a grant of restricted shares for his initial election to our Board of Directors. As of December 31, 2017, Mr. Colleran held 282 shares of restricted stock.

(3)
In addition to the standard payments to non-employee directors under the Company’s Independent Director Compensation Policy, the Board of Directors approved a cash stipend equal to $175,000 for Mr. Hoster, in connection with his additional service as Chairman of the Board of Directors in 2017.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at ten.  All ten positions on the Board are to be filled by the vote of the shareholders at the Meeting.  Each person so elected shall serve until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

The nominees for director are: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Donald F. Colleran, Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed.  All nominees are currently serving as directors of the Company and were elected at the 2017 Annual Meeting of Shareholders with the exception of Mr. Colleran who was appointed to the Board on August 31, 2017.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above.  Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters – Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees receiving more “For” votes than votes cast “Against” will be elected.  Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.

Proposal 2 – Non-Binding Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company.  The Audit Committee has appointed KPMG LLP (“KPMG”) as independent auditors for 2018. The Board is asking shareholders to approve this appointment.  KPMG audited the Company’s financial statements and internal controls over financial reporting for 2017.  A representative of KPMG will be present at the Meeting and will have an opportunity to make a statement and answer appropriate questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2018 fiscal year.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

Proposal 3 – Non-Binding Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our shareholders to provide a non-binding advisory vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders.  Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In response to the stockholder advisory vote on the compensation paid to our Named Executive Officers at our 2016 annual meeting, the Compensation Committee approved and implemented, beginning with the Company’s 2017 fiscal year, new incentive compensation programs for the Company’s Named Executive Officers further these objectives to support our Company’s business plan and strategy.

You may vote for or against the following resolution, or you may abstain.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation awarded to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion included in this Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

For the advisory vote on the compensation of our Named Executive Officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal.  Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers.  Each individual’s name and position with the Company is indicated.  In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years.  There are no family relationships between any of the directors or executive officers of the Company.

Marshall A. Loeb, age 55 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer of the Company since January 2016.  He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc.  Mr. Loeb, who was with the Company from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company.

Brent W. Wood, age 48 − Mr. Wood has served as Executive Vice President since May 2017 and Chief Financial Officer and Treasurer of the Company since August 2017. He was a Senior Vice President of the Company from 2003 to 2017, a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

John F. Coleman, age 58 − Mr. Coleman has served as an Executive Vice President of the Company since May 2017.  He was a Senior Vice President of the Company from 2001 to 2017.  From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Ryan M. Collins, age 37 − Mr. Collins has served as a Senior Vice President since May 2017.  Prior to joining the Company, Mr. Collins served as Vice President and Asset Manager for Clarion Partners (a diversified real estate investment firm).

Bruce Corkern, CPA, age 56 − Mr. Corkern has served as Chief Accounting Officer since 2005, Secretary since 2017 and has been a Senior Vice President of the Company since 2000.  He was Controller of the Company from 2000 to 2017. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

R. Reid Dunbar, age 42 − Mr. Dunbar has served as a Senior Vice President since May 2017.  Prior to joining the Company, Mr. Dunbar was a Senior Vice President with Prologis (an industrial real estate investment trust).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the significant changes we made to our 2017 executive compensation program in light of shareholder feedback and guidance from our independent compensation consultant, FPL Associates, L.P. (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry.  This CD&A also reports on the Company’s performance in 2017, the executive compensation earned in light of that performance, and the performance metrics and other relevant factors the Compensation Committee used in making its decisions with respect to the following officers and former officers (collectively, the “Named Executive Officers”).  Our Named Executive Officers for the fiscal year ended December 31, 2017 consist of all individuals serving as our principal executive officer and principal financial officer for such year, our three most highly compensated executive officers (other than our principal executive and principal financial officers) who were serving as executive officers on December 31, 2017 and an individual for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that he was not serving as an executive officer of the Company on December 31, 2017:

Marshall A. Loeb	Chief Executive Officer and President

Brent W. Wood	Executive Vice President and Chief Financial Officer (as of August 1, 2017)

John C. Coleman	Executive Vice President

C. Bruce Corkern	Senior Vice President and Chief Accounting Officer

R. Reid Dunbar	Senior Vice President (as of May 29, 2017)

N. Keith McKey (1)	Former Executive Vice President and Chief Financial Officer

William D. Petsas (2)	Former Senior Vice President

(1)
N. Keith McKey served as our Executive Vice President and Chief Financial Officer until his retirement on July 31, 2017. As previously disclosed, the Compensation Committee approved a transitional compensation arrangement with Mr. McKey pursuant to which he was not eligible for any annual or long-term cash or equity incentive compensation with respect to the 2017 performance period. In lieu thereof, the Compensation Committee approved a salary in the amount of $1,025,030, which equals Mr. McKey’s 2016 total compensation prorated for the partial year through his retirement.

(2)
William D. Petsas served as our Senior Vice President until his resignation on February 14, 2017.  As previously disclosed, the Company and Mr. Petsas entered into a Separation Agreement with respect to his resignation. Pursuant to the Separation Agreement, (a) Mr. Petsas received a severance payment of $1,195,000; (b) if Mr. Petsas timely elects and is eligible for continued medical insurance coverage under COBRA, the Company will reimburse Mr. Petsas for the premium associated with such insurance coverage for himself and his eligible dependents for a period of eighteen months; and (c) 7,537 unvested shares of restricted stock granted under the Company’s 2013 Equity Incentive Plan became fully vested on March 1, 2017.

Executive Summary

2017 Compensation Program Overview.  Our executive compensation program is developed and monitored by our Compensation Committee. We provide a mix of fixed and at-risk pay incentives that are intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value for our company. In 2017, our compensation program consisted of the following elements:

Base Salary	Annual Cash and Equity Incentives	Long-Term Equity Opportunities
•      We pay a base level of competitive cash salary to attract and retain executive talent.
•      We determine base salary based on experience, job scope, market data and individual performance.
•      We annually review our Named Executive Officers’ base salaries against our peers to maintain competitive levels.

•      Our annual cash and equity incentives are based on the achievement of objective at-risk Company performance metrics to align compensation with strategic goals.
•      Our performance metrics (FFO per share, same property NOI growth, general and administrative costs and fixed charge coverage) are commonly used measures of REIT performance.
•      A portion of the annual incentive is based on the achievement of individual performance goals to reward individual initiative, achievements and contributions.

•     We grant performance-based and service-based restricted shares to our executives.
•      Performance-based awards are only earned by achieving the Company’s 3-year total shareholder return, or TSR, performance hurdles relative to the NAREIT Equity Index and member companies of the NAREIT Industrial Index. This is a critical component of aligning executive compensation with stockholders’ interests.
•      Service-based awards encourage executive retention by vesting ratably over four years.

At-Risk Compensation Mix.  The graphics below illustrate the mix of 2017 fixed pay (base salary) and at-risk pay incentives (cash incentive compensation and equity awards), presented at target, for our Chief Executive Officer and our other Named Executive Officers, excluding Mr. Dunbar due to his mid-year appointment as Senior Vice President. At-risk pay incentives constitute the majority of the total compensation package for our executive officers, consistent with a pay-for-performance compensation philosophy and objective, as discussed below. We believe that linking a substantial portion of our executive officers’, including our Named Executive Officers’ total compensation to at-risk pay rewards the achievement of key short- and long-term performance goals and strongly aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. A larger portion of our Chief Executive Officer’s total compensation was linked to at-risk pay as compared to the other Named Executive Officers, in recognition of our Chief Executive Officer’s overall responsibility for our corporate performance.

Company Highlights.  Below are operational and financial highlights for 2017.  Funds from operations, or FFO, and same property net operating income, or NOI, are not computed in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of these non-GAAP measures and other required disclosure can be found on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2017 which we filed with the Securities and Exchange Commission on February 14, 2018.

Criteria	Result

Total shareholder return	Our TSR for 2017 was 23.3%.

Earnings performance	Our FFO was $4.26 per share, which exceeded the high end of our goal and was an increase of 6.0% over 2016.

Same property net operating income growth	We experienced 2.8% growth in same property NOI year over year on a GAAP basis which exceeded the high end of our goal of 2.0%.

Leasing
We renewed or re-leased 85% of expiring square feet during 2017 and rental rates on new and renewal leases increased an average of 16.8% for the year.  Occupancy at the end of 2017 stood at 96.4% while average occupancy for 2017 was 95.5%.

Acquisitions	We completed acquisitions of operating properties (708,000 square feet), development-stage properties (132,000 square feet) and development land (90 acres) for $82 million for the year.

Development
We started 12 new development projects (1.3 million square feet) with a projected total investment of $109 million in 2017. Our development program consisted of 18 projects (2.2 million square feet) at December 31, 2017 with a projected total investment of $185 million.

Dispositions	We sold 514,000 square feet of operating properties and 19 acres of land for $42 million.

Dividends	We paid annual cash dividends of $2.52 per share during the year.

Management of the balance sheet
We closed on new debt financing to elongate our debt maturity schedule, reduce our overall average corporate borrowing cost and fund acquisitions and development, while also maintaining satisfactory liquidity and leverage ratios. We also issued 1,370,457 shares under our continuous common equity program in 2017 with net proceeds of $109 million.

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our shareholders. Our Compensation Committee seeks to develop a well-balanced compensation program that not only contains a competitive fixed pay element through annual base salary, but that is weighted more towards variable at-risk pay elements through the use of our short-term cash incentive and equity-based compensation, as well as our long-term equity-based compensation. We foster a culture where our Named Executive Officers may increase their cash compensation by contributing to measurable financial performance metrics of the Company; however, we also require meaningful value creation in the form of total return to our shareholders in order for our Named Executive Officers to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:		What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our shareholders.	✗
No Employment Agreements, Automatic Salary Increases or Guaranteed Bonuses: We do not have employment agreements with any of our executive officers.  We do not guarantee annual salary increases or bonuses.

✓
We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute performance (for short-term incentives) and relative performance (for long-term incentives); our existing long-term incentive program exclusively uses TSR to measure performance.
✗
We Do Not Pay Dividends or Dividend Equivalents on Unvested Restricted Shares: Restricted shares do not receive dividends or dividend equivalents during the restricted period; accrued dividends are paid only to the extent the restricted shares vest.

✓	We Limit the Maximum Payout Opportunity: We establish maximum amounts that may be earned under any award of performance-based compensation for our executives.	✗	We Do Not Have Tax Gross-Ups: We do not provide tax gross-ups on any severance, change in control or other payments.
✓
We Recoup Compensation Under Certain Circumstances: We have a policy that requires the reimbursement of incentive compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company.
		✗	We Do Not Allow Hedging or Pledging: Our executive officers and directors are expressly prohibited from pledging and hedging company securities.
✓	We Maintain Robust Stock Ownership Guidelines: Our executive officers and directors are subject to robust stock ownership guidelines.	✗	No Accelerated Vesting of Performance Awards: Our performance shares under long-term incentives do not provide for accelerated vesting in the event of a termination of employment.
✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	✗	We Do Not Provide Excessive Perquisites: Our executive officers are provided with limited perquisites and benefits.

2017 Compensation Program Design and “Say-on-Pay” Advisory Vote

We provide stockholders with a “say-on-pay” advisory vote on the Company’s compensation program for its Named Executive Officers on an annual basis, in accordance with the preference expressed by stockholders concerning the frequency of such votes at both our 2011 and 2017 annual meetings (96.7% and 98.1% approval of an annual say-on-pay advisory vote in 2011 and 2017, respectively).  Last year, our Compensation Committee, working with FPL, unveiled a new incentive compensation program for the Company’s Named Executive Officers in response to our stockholders’ feedback following the 2016 “say-on-pay” advisory vote on our prior compensation program. At our 2017 annual meeting, the Company’s stockholders expressed strong support for the new program, with over 98% of the votes cast, which was consistent with the high levels of approval previously expressed through similar votes at the Company’s annual meetings from 2011 through 2015.

As discussed in our proxy statement for the 2017 annual meeting, the Compensation Committee made certain significant changes to our executive compensation program in response to our review of market trends and feedback from key stakeholders.  Our new Annual Incentive Program (“AIP”) and Long-Term Incentive Program (“LTIP”) balance short-term and long-term performance, account for our operational goals as well as our TSR performance, and provide the appropriate level of objectivity in an effort to support our Company’s business plan and strategy.

In reviewing our overall compensation program, we determined that our stockholders largely supported the general framework of our compensation program with respect to the types of performance metrics by which we have historically measured our short-term and long-term performance.  Accordingly, we continue to use a diverse group of performance metrics in connection with our AIP, including FFO, same property change, general and administrative costs, fixed charge coverage as well as individual performance goals. While the performance metrics remain largely unchanged, for the fiscal year ended December 31, 2017, the Compensation Committee revised our AIP to use a more objective framework in which specific weightings were ascribed to each of the annual performance metrics.  Additionally, performance goals and the corresponding payout levels were established across a three-tier construct (i.e. threshold, target and maximum).

We have historically used TSR as the primary performance metric for our LTIP and our Compensation Committee continued to do so in 2017.  However, based on feedback from our extensive shareholder outreach, the Compensation Committee, with input from FPL, decided to transition to a new long-term incentive compensation structure that is based on forward-looking performance (which features awards made at the beginning of a performance period, subject to being earned) rather than historical performance and grants made at the end or upon conclusion of prior performance.  Starting in 2017, the Compensation Committee issued equity grants in which our executives may earn equity compensation based largely on three-year relative TSR (2017-2019) as well as a more limited component that vests over a one-year period following the performance period, which will serve as an added retention tool.  In order to transition to the new forward-looking program structure, certain one-time transition grants, based on the same TSR performance requirements, were made in 2017 to provide a consistent reward opportunity to executives during the phase-in period.  The transitional awards cover the 2017-2018 performance period as well as the 2017 performance period.

The following table highlights some of the significant changes in the new LTIP for 2017.

Feature	Previous Long-Term Incentive Plan	2017 Long-Term Incentive Plan
Award composition	Changes from a primarily “backward-looking” discretionary program to an objective “forward-looking” program.
	Grants made in arrears based on subjective assessment of various TSR based metrics	Grants made at outset can be earned based on weighted performance goals followed by service-based vesting for a 25% component
Performance period	Changes from a bifurcated annual and multi-year performance period to solely a multi-year performance period.
	Backward looking, one year and five years	Forward looking, three years
Performance criteria	Provides for TSR in comparison to industrial REITs and the broader REIT industry (eliminates Russell 2000 and absolute TSR).
	TSR over the performance period measured relative to several indices (including a non-REIT index) as well as on an absolute basis	TSR over the performance period measured solely on a relative basis
Aggregate vesting period for all awards that are performance-based	With the shift in performance periods, modifies vesting conditions to result in a four-year period overall.
	Vests 25% immediately upon grant and in installments of 25% over a three-year period following the grant date	Vests 75% at the end of the three-year performance period and 25% one year later

Equity Grant Transition

As previously noted, the Compensation Committee decided to transition to a new long-term incentive compensation structure that is based on forward-looking performance (which features awards made at the beginning of a performance period, subject to being earned) rather than historical performance and grants made at the end or upon conclusion of prior performance.  Due to SEC disclosure rules, the Summary Compensation Table (which follows this Compensation Discussion and Analysis) shows the grant date fair value of all AIP and LTIP equity awards based on the year in which they were granted.  For 2017, this includes the retrospective awards made to our executive officers relating to our 2016 short- and long-term performance periods, which were made in arrears in March 2017.  Additionally, as we transitioned to our new forward-looking program, we also made grants in May 2017 for the new LTIP award based on a three-year performance period (the “three-year LTIP award”) as well as certain one-time transitional awards.  Consequently, multiple grants were made in 2017 and the values of all such grants are included in the Summary Compensation Table.  As a substantive matter, the net-result to our executive officers is neutral (although the timing of equity awards creates the appearance of higher equity-based compensation).  Executive officers are not benefitting or being adversely impacted in terms of the economic opportunity relating to old and new awards taken as a whole, as illustrated in the tables below that highlight the dual sets of grants for 2017 (the illustration does not include the one-time transitional awards).  We have also included a supplemental summary compensation table immediately following the 2017 Summary Compensation Table, which we believe better illustrates the year-over-year comparison of our Named Executive Officers.

Oversight of Compensation

The Compensation Committee is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans.

The Compensation Committee relies upon outside advisors to determine competitive pay levels and evaluate pay program design. In 2017, the Compensation Committee again retained FPL, which was first engaged by the Compensation Committee in 2003.  The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy toward designing a compensation program for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, maximum); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deemed advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers.  A representative from FPL generally attends meetings of the Compensation Committee, and is available to participate in executive sessions and to communicate directly with the Compensation Committee chair or its members outside of meetings.

We paid FPL approximately $59,000 in 2017 for their services as a compensation consultant.  In addition, in 2017, we engaged Ferguson Partners, an executive search firm and an affiliate of FPL, to assist us in the search for a senior vice president for our Western region as well as the search for a new director. Ferguson Partners was paid approximately $191,000 in 2017 for their services. The decision to engage Ferguson Partners was made by management in the case of executive search services and the Nominating and Corporate Governance Committee in the case of director search services. While the Compensation Committee does not pre-approve these non-executive compensation services, it does annually consider all factors relevant to FPL’s independence from management, including those identified by the NYSE. The Compensation Committee believes that the services provided by Ferguson Partners did not impact the advice and services that FPL provided to the Compensation Committee on executive compensation matters and has determined that FPL has no conflict of interest and is independent.

Peer Group Analysis

The Compensation Committee relies on the peer group analysis prepared by FPL to evaluate pay levels for our executive officers.  The peer groups recommended by FPL and used by the Compensation Committee are all public real estate companies and are divided into two groups based on (i) industry sector (the asset-based peer group) and (ii) equity market capitalization, geographic location and historical performance (the size-geographic-performance peer group, or what we refer to as the SGP peer group).  FPL analyzes competitive total direct compensation at the peer REITs listed below, as disclosed in their proxy statements for prior years, as well as information contained in FPL’s proprietary database. The Compensation Committee evaluates the appropriateness of the peer groups annually (based on merger and acquisition activity, growth, property focus, etc.) and makes adjustments accordingly.

The asset-based peer group was unchanged from 2016 and consists of the following six exchange-listed REITs that invest in industrial properties.

DCT Industrial Trust Inc.	Liberty Property Trust

Duke Realty Corporation	PS Business Parks, Inc.

First Industrial Realty Trust, Inc.	STAG Industrial, Inc.

The SGP peer group consists of the following 12 exchange-listed REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized TSR and/or (iii) are headquartered in the Sunbelt region of the United States.  The SGP based peer group was largely unchanged from 2016 with the exception of the removal of First Potomac Realty Trust, as it recently completed a transition from office/industrial to a purely office company, and the addition of Rexford Industrial Realty, Inc.

Acadia Realty Trust	QTS Realty Trust

American Assets Trust, Inc.	Ramco-Gershenson Properties Trust

CoreSite Realty Corporation	Rexford Industrial Realty, Inc.

Cousins Properties Incorporated	STAG Industrial, Inc.

DCT Industrial Trust Inc.	Terreno Realty Corporation

PS Business Parks, Inc.	Washington Real Estate Investment Trust

FPL conducted a study that compared the Company’s actual 2016 compensation for executive officers (including the equity awards made in 2017 with respect to 2016 performance) with the actual 2016 total compensation of each of the peer groups.  In addition, FPL analyzed target compensation. The study showed that the target total pay, on a weighted average basis for all executive officers, was below the median compared to both the asset-based peer group and the SGP peer group.  Actual total pay, on a weighted average basis for all executive officers, fell below the 25th percentile of both peer groups.  The Committee then used the peer group data, survey information and other relevant factors to establish the 2017 compensation program for our executive officers.  These factors provided the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer.  The Company did not target a specific percentile of the peer group to set compensation and no single factor was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Components of Compensation

The total compensation opportunity for our Named Executive Officers in 2017 incorporated three primary components: base salary, an annual cash and equity incentive award and a long-term equity incentive award (over a three-year performance period). The equity incentive awards were based on our stock price at the beginning of the performance period, which was $73.84 at December 31, 2016.

Base Salary.  The Compensation Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salaries that are commensurate with their professional status, accomplishments and geographic location.  The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data based on our peer groups, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations.  Based on a consideration of these factors, the base salaries of our Named Executive Officers were increased by approximately 5% for 2017 with the exception of Mr. Loeb.  In 2017, the Compensation Committee increased the base salary of Mr. Loeb from $550,000 in 2016 to $625,000 in 2017 to bring him closer in line with median base salary of our peer groups.

Annual Cash and Equity Incentive Compensation.  Our Named Executive Officers have an opportunity to earn annual incentive awards, paid one-half in cash and one-half in equity, designed to reward annual corporate performance and individual performance.  Each year the Compensation Committee establishes a target annual incentive award opportunity for each of our Named Executive Officers following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the surveys and market data based on our peer groups, as discussed previously.

2017 AIP Target Opportunity.  The Compensation Committee set the target annual cash incentive and target annual equity incentive each equal to the following percentage of annual base salary: Mr. Loeb (110%), Mr. Wood (approximately 66%), Mr. Coleman (60%) and Mr. Corkern (50%).  Mr. Dunbar was hired as Senior Vice President on May 29, 2017 and his target annual cash incentive was set at approximately 47% of annualized base salary.  If the target goal for a performance metric is achieved, then the corporate performance goal will be deemed to be earned at 100%.  If the threshold and maximum goal for a performance metric is achieved, then the corporate performance goal will be deemed to be earned at 50% and 150%, respectively.  Results below threshold result in a zero payout and achievement at levels between threshold and maximum are determined via linear interpolation.

Named Executive Officer	Target Annual Cash Incentive ($)	Target Annual Equity Incentive ($)	Target Annual Equity Incentive (# Shares)
Marshall A. Loeb	$687,500	$687,500	9,311
Brent W. Wood	$257,488	$257,488	3,487
John C. Coleman	$234,600	$234,600	3,177
C. Bruce Corkern	$118,500	$118,500	1,605
R. Reid Dunbar (1)	$168,000	--	--

(1)
In connection with his appointment as Senior Vice President in May 2017, Mr. Dunbar received a service-based award consisting of 2,590 restricted shares valued at $210,023 as of the date of grant in lieu of any equity incentive awards under the 2017 AIP.

2017 AIP Performance Goals.  The performance metrics and their relative weightings for the 2017 annual cash and equity incentive awards are described below, along with why we believe these were appropriate metrics to use in measuring short-term performance.

Metric	Relative Weighting	Rationale

FFO Per Share	50%
•      FFO is a commonly used REIT financial metric defined by NAREIT

•      Allows stockholders to compare operating performance among REITs over time on a consistent basis

•      May significantly impact the trading price of a REIT’s common stock and, therefore, may significantly impact TSR

Increase in Same Property NOI	10%
•      Internal performance metric measuring growth in our existing real estate portfolio

•      Allows stockholders to compare year-over-year improvements in our earnings from established investments and our ability to maintain occupancy and increase rental rates

General and Administrative Costs	10%	• A measure of how efficiently we are operating the Company • A key value driver of FFO growth

Fixed Charge Coverage	10%	• Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend

Individual Objectives	20%
•      Assessment of individual contributions to the Company’s financial and operational performance, as well as accomplishments relative to annual objectives

•      Strongly influenced by objective criteria, such as occupancy, new and renewed leasing rates, development projects, asset recycling and other quantitative and qualitative performance metrics and trends as determined by our Compensation Committee

•      Incentivizes and rewards individual initiative, achievements and contributions

The annual performance goals were based on the initial guidance for 2017 in our February 1, 2017 earnings press release (adjusted for the updated G&A guidance disclosed in our March 6, 2017 press release) as described below.

Performance Goal
Criteria	Threshold	Target	Maximum	2017 Actual Results
Corporate Performance Goals
FFO Per Share	$ 4.15	$ 4.20	$ 4.25	$ 4.26
Increase in Same Property NOI	0.0%	0.6%	2.0%	2.8%
General and Administrative Costs	$ 11,650,000	$ 11,150,000	$ 10,650,000	$ 10,507,000
Fixed Charge Coverage	2.5x	3.0x	3.5x	3.8x
Individual Performance Goals				Varies

2017 AIP Individual Performance Goals:  Each Named Executive Officer was assigned individual goals related to his scope of responsibility and aligned with our overall strategic priorities. These goals account for 20% of a Named Executive Officer’s AIP award and may be qualitative or quantitative in nature.  In considering the individual performance goals, the Compensation Committee did not set specific factors or goals for such factors and did not assign specific weightings to any factors used, but instead considered them together as part of a comprehensive qualitative review.  We do not believe that individual details regarding these performance goals would add meaningfully to the understanding of our business. Our Compensation Committee sets such individual performance goals at rigorous levels which we believe are sufficiently high so as to require substantial and sustained performance by the Named Executive Officers to be attained.

2017 AIP Actual Results.  Based on the Compensation Committee’s analysis of all of the foregoing criteria, the Compensation Committee determined that our actual results exceeded the maximum for the company performance goals and between target and maximum for the individual performance goals.  The table below summarizes the overall AIP payouts which were based on the corporate and individual performance goals and weightings for each Named Executive Officer.

Named Executive Officer	% of Target Earned	Annual Incentive Cash Awards Earned	Annual Incentive Equity Awards Earned (# shares)
Marshall A. Loeb	146%	$ 1,003,750	13,594
Brent W. Wood	146%	$ 375,932	5,091
John C. Coleman	146%	$ 342,516	4,639
C. Bruce Corkern	145%	$ 171,825	2,327
R. Reid Dunbar	145%	$ 243,600	--

The annual incentive equity awards, granted in the form of restricted shares, vested 20% on the date the performance results were certified by the Compensation Committee and will vest 20% on each of January 1, 2019, 2020, 2021 and 2022, subject to continued employment with the Company through each applicable vesting date.  Dividends on the annual equity incentive awards accumulate beginning January 1, 2017 and are paid if and when the restricted shares vest.

Long-Term Equity Incentive Compensation. Our Named Executive Officers have an opportunity to earn long-term equity incentive awards intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The Compensation Committee believes that our long-term equity incentive awards, together with the annual equity incentive awards discussed above, provide an appropriate balance between performance incentive and retention awards since the recipient must remain employed by the Company for an additional period following the performance period in order for the restricted shares to vest.

LTIP Target Opportunity.  The Compensation Committee set the target for the three-year LTIP award, equal to the following percentage of base salary: Mr. Loeb (100%), Mr. Wood (66%), Mr. Coleman (60%) and Mr. Corkern (90%).  For each three-year LTIP award, 70% of the target was performance-based (i.e., TSR based) and 30% of the target was service-based.  The target for the two-year and one-year LTIP awards equaled 50% and 25% of the performance-based portion of the three-year LTIP awards, respectively.  Mr. Dunbar was hired as Senior Vice President on May 29, 2017 and the entirety of his long-term equity incentives was in the form of a service-based award equal to approximately 58% of his annualized salary.  If the target goal for a performance metric is achieved, then the performance goal will be deemed to be earned at 100%.  If the threshold and maximum goal for a performance metric is achieved, then the performance goal will be deemed to be earned at 50% and 150%, respectively.  Results below threshold result in a zero payout and achievement at levels between threshold and maximum are determined via linear interpolation.

Three-year LTIP Awards:

Named Executive Officer	Target for the Three- Year LTIP Awards ($)	Target for the Three-Year LTIP Awards (# Shares)	Target for the Three- Year LTIP Awards (# Performance- Based Shares)	Three-Year LTIP Awards (# Service-Based Shares)
Marshall A. Loeb	$ 625,000	8,464	5,925	2,539
Brent W. Wood	$ 257,487	3,488	2,441	1,047
John C. Coleman	$ 234,600	3,177	2,224	953
C. Bruce Corkern	$ 213,300	2,889	2,022	867

Two-year and One-year LTIP Awards:

Named Executive Officer	Target for the Two-Year LTIP Awards (# of Shares)	Target for the One-Year LTIP Awards (# of Shares)
Marshall A. Loeb	2,962	1,481
Brent W. Wood	1,220	611
John C. Coleman	1,112	556
C. Bruce Corkern	1,011	506

LTIP Performance Goals.  The performance goals for the long-term equity incentive awards are based on the Company’s TSR over a three-year period (2017-2019) and include a small service-based component. Due to the changes to the LTIP discussed above, the Compensation Committee also approved one-time transitional awards for 2017 (based on TSR results for 2017) and 2018 (based on TSR results for the 2017-2018 performance period).  To the extent earned, both transitional LTIP awards vest in full at the end of the performance period. The three-year LTIP awards vest 75% at the end of the performance period and the remainder on January 1 of the following year, subject to the executive officer’s continued service with the Company through such date.  The metrics are as follows.

Performance Goal
Criteria	Threshold	Target	Maximum	Weighting	2017 Actual Results	Amount of Award Earned
TSR Compared to NAREIT Equity Index	2.5% below (250 basis points)	Same	2.5% above (250 basis points)	35%	18.1% above	150%
TSR Compared to member companies of the NAREIT Industrial Index	25th Percentile	50th Percentile	75th Percentile	35%	60th Percentile	120%
Retentive Service-Based Award	n/a	n/a	n/a	30%	n/a	n/a

2017 Transitional LTIP Actual Results.  The Compensation Committee determined that our actual results for the 2017 transitional performance period exceeded the maximum for the NAREIT Equity goal and between target and maximum for the NAREIT Industrial goal.  The table below summarizes the LTIP payouts for that performance period for each Named Executive Officer.

Named Executive Officer	Target for the One-Year LTIP Awards (# of Shares)	% of Target Earned	Number of One-Year LTIP Awards Earned (# of Shares)
Marshall A. Loeb	1,481	135%	2,000
Brent W. Wood	611	135%	824
John C. Coleman	556	135%	751
C. Bruce Corkern	506	135%	682

These one-year LTIP awards, granted in the form of restricted shares, vested in full at the end of 2017.  Dividends on the awards accumulated beginning January 1, 2017 and were paid upon vesting.

Status of LTIP Award Programs. The LTIP transitional awards were designed to provide a consistent reward opportunity to executives during the phase-in period as we moved to a forward-looking framework for our new LTIP. The table below summarizes the performance periods and outcome, or projected outcome, of our performance-based LTIP awards.

LTIP Performance Period	2017	2018	2019	Status	% Payout
2017 Transitional LTIP	100% Completed			Between target and maximum	135%
2017-2018 Transitional LTIP	50% Completed			Tracking between target and maximum	135%(1)
2017-2019 LTIP	33% Completed			Tracking between target and maximum	135%(1)

(1)
The performance period for these awards remains open and the payout percentage for these awards has not been determined. The payout percentage is reflected as 135% in the table to indicate that, if the performance period applicable to the award had ended as of December 31, 2017, the Company’s relative TSR ranking considered for purposes of the awards would have been between target and maximum. We make no prediction as to the future performance of our stock.

Retention Grants.  On March 4, 2010, the Compensation Committee awarded 20,000 restricted shares as a retention bonus to each of Messrs. Coleman and Wood.  To date, 8,000 restricted shares have vested and the remainder will vest as follows, provided that the applicable officer remains in the employ of the Company as of each applicable vesting date: 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

In the event an executive officer’s employment terminates for reasons other than death or permanent disability, the executive officer will forfeit all of his interest in shares that have not vested as of the date of termination.  If employment terminates as a result of death or permanent disability, the executive officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period.

Retirement Plans.  We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees.  When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.   The Compensation Committee annually reviews the perquisites that senior management receives.  The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan and life insurance of 2.5x base salary up to a maximum face amount of $400,000.  Executive officers also participate in the Company’s medical insurance plans on the same terms as other officers.  We also provide reimbursement of qualified expenses in circumstances requiring a relocation or substantial change in an executive officer’s workplace. We do not provide our executive officers automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.  In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause.  Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the applicable agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.”  We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.  Our senior management and other employees have built the Company into a successful real estate investment trust and the Board believes that it is important to protect them in the event of a change in control.  Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may result in their job loss, but which may be in the best interests of shareholders.  Relative to the overall value of the Company, these potential change in control benefits are relatively minor.  See “Potential Payments upon Termination or Change in Control” for additional information.

Clawback.  We have a policy that requires the reimbursement of incentive compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company. The Board reserves the right to review the incentive compensation received by the senior officers with respect to the period to which the restatement relates, recalculate the Company’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the senior officer or officers whose intentional misconduct was the cause of the restatement.

Hedging and Pledging Policy.  Our Board has adopted a policy that prohibits Company directors, officers and certain designated employees from (i) engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract or similar instrument with respect to Company securities and (ii) pledging Company securities as collateral for a loan or holding such shares in a margin account.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair
H.C. Bailey, Jr.
H. Eric Bolton Jr.
Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2017, 2016 and 2015, the amount of compensation paid by the Company to the Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards (1) (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)	Total
Marshall A. Loeb President and Chief Executive Officer	2017 2016 2015	$625,000 550,000 416,667		$3,701,199 539,425 –		$1,003,750 770,000 479,167	$26,673 23,709 56,151	$5,356,622 1,883,134 951,985
Brent W. Wood Executive Vice President and Chief Financial Officer (5)	2017 2016 2015	$388,000 372,000 361,000		$1,485,880 373,910 563,435		$375,932 312,480 249,090	$93,152 20,709 19,293	$2,342,964 1,079,099 1,192,818
John F. Coleman Executive Vice President	2017 2016 2015	$391,000 372,000 361,000		$1,423,088 373,910 563,435		$342,516 312,480 249,090	$26,673 23,709 22,293	$2,183,277 1,082,099 1,195,818
C. Bruce Corkern Senior Vice President and Chief Accounting Officer	2017 2016 2015	$237,000 225,000 218,000		$1,022,575 249,927 383,958		$171,825 157,500 125,350	$26,673 23,709 22,293	$1,458,073 656,136 749,601
R. Reid Dunbar Senior Vice President (6)	2017	$207,692		$210,023		$243,600	$307,847	$969,162
N. Keith McKey Former Executive Vice President and Chief Financial Officer (7)	2017 2016 2015	$1,025,030 382,000 371,000		$1,202,335 576,362 869,269	$	– 481,320 383,985	$26,211 23,476 22,293	$2,253,576 1,463,158 1,646,547
William D. Petsas Former Senior Vice President (8)	2017 2016 2015	$63,269 350,000 350,000	$	– 362,475 547,358	$	– – 241,500	$1,213,041 23,709 22,293	$1,276,310 736,184 1,161,151

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted shares of Common Stock awarded to the Named Executive Officers during the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, as applicable, determined in accordance with FASB ASC Topic 718.  Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions.  The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 14, 2018.  In the case of the performance-based restricted shares granted in 2017, the aggregate grant date fair value is reported on the probable outcome of the performance conditions.  The maximum values of such restricted shares as of the grant date were as follows: $2,179,688 for Mr. Loeb, $859,368 for Mr. Wood, $782,978 for Mr. Coleman and $569,690 for Mr. Corkern.

(2)
Except as provided below, the amounts in this column for 2017 represent (i) the restricted shares awarded in March 2017 with respect to 2016 performance under the 2016 AIP and 2016 LTIP, (ii) performance-based restricted shares awarded under the 2017 AIP, (iii) three performance-based awards of restricted shares granted in May 2017 for the three-year LTIP awards, the two-year LTIP awards and the one-year LTIP awards and (iv) service-based restricted shares awarded under the three-year LTIP.  Messrs. Dunbar, McKey and Petsas did not receive any awards under the 2017 AIP or LTIP; however, Mr. Dunbar received an award of service-based restricted shares when he was hired as a Senior Vice President of the Company.

(3)	The amounts in this column represent the annual incentive cash awards earned under the Company’s AIP for the applicable fiscal year.
(4)
The amounts in this column represent the Company’s discretionary contribution and matching contribution under its 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid by the Company for group term life insurance for the Named Executive Officer.

(5)
Mr. Wood previously served as Senior Vice President of the Company and was appointed Chief Financial Officer of the Company effective August 1, 2017.  The amount reported under “All Other Compensation” for Mr. Wood includes $69,479 for our reimbursement of his moving expenses in 2017.

(6)
Since Mr. Dunbar commenced employment with the Company on May 29, 2017, his 2017 salary was pro-rated accordingly.  The amount reported under “All Other Compensation” for Mr. Dunbar for 2017 includes a $300,000 signing bonus which was paid, or will be paid, in three equal installments on May 29, 2017, January 1, 2018 and June 30, 2018 subject to continued service with us through each applicable date.
(7)	Mr. McKey retired as Executive Vice President and Chief Financial Officer of the Company on July 31, 2017.
(8)
Mr. Petsas resigned as Senior Vice President of the Company on February 14, 2017 and his 2017 salary was pro-rated accordingly. The amount reported as “All Other Compensation” for Mr. Petsas includes $1,195,000 in severance payments pursuant to the separation agreement he entered into with us with respect to his resignation on February 14, 2017.

Supplemental Summary Compensation Table

The following table presents additional information on the compensation of certain of our Named Executive Officers who were employed by the Company for all of 2016 and 2017. Mr. Dunbar is not included in the table since he did not become our Senior Vice President until May 29, 2017 and Messrs. McKey and Petsas are not included in the table since they retired on July 31, 2017 and resigned on February 14, 2017, respectively. The difference between this supplemental compensation table and the Summary Compensation Table is that the supplemental compensation table includes grants of equity awards in the performance year in which they were earned, rather than in the year in which such awards were granted.  Accordingly, the retrospective awards made in March 2017 are reflected as 2016 compensation and the forward-looking awards made in May 2017 are reflected as 2017 compensation. For 2016 we also omitted the retrospective awards granted in March 2016 with respect to the 2015 performance period. The other columns in the table are the same as those used in the Summary Compensation Table.

This table is not intended to be a substitute for the 2017 Summary Compensation Table. However, we believe the table more accurately shows the total compensation attributable for a particular year and provides a useful comparison of the total compensation year over year.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Marshall A. Loeb President and Chief Executive Officer	2017 2016	$625,000 550,000	$1,777,792 1,923,407	$1,003,750 770,000	$26,673 23,709	$3,433,215 3,267,116
Brent W. Wood Executive Vice President and Chief Financial Officer	2017 2016	$388,000 372,000	$705,342 780,538	$375,932 312,480	$93,152 20,709	$1,562,426 1,485,727
John F. Coleman Executive Vice President	2017 2016	$391,000 372,000	$642,550 780,538	$342,516 312,480	$26,673 23,709	$1,402,739 1,488,727
C. Bruce Corkern Senior Vice President and Chief Accounting Officer	2017 2016	$237,000 225,000	$483,865 538,710	$171,825 157,500	$26,673 23,709	$919,363 944,919

Grants of Plan-Based Awards in 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other	Grant Date Fair Value of
Name/Type of Grant (10)	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Awards (#)	Stock Awards
Marshall A. Loeb
2017 AIP (Cash) (1)		$343,750	$687,500	$1,031,250
2017 AIP (Equity) (2)	5/10/17				4,655	9,311	13,966		$727,934
2017 One-Year LTIP Award (3)	5/10/17				741	1,481	2,222		127,721
2017 Two-Year LTIP Award (4)	5/10/17				1,481	2,962	4,444		243,002
2017 Three-Year LTIP Award (5)	5/10/17				2,962	5,925	8,887		480,636
2017 Three-Year LTIP Award (6)	5/10/17							2,539	198,499
2016 AIP and LTIP Awards (7)	3/02/17							25,714	1,923,407
Brent W. Wood
2017 AIP (Cash) (1)		$128,744	$257,488	$386,232
2017 AIP (Equity) (2)	5/10/17				1,744	3,487	5,231		$272,692
2017 One-Year LTIP Award (3)	5/10/17				305	611	916		52,693
2017 Two-Year LTIP Award (4)	5/10/17				611	1,220	1,831		100,089
2017 Three-Year LTIP Award (5)	5/10/17				1,220	2,441	3,661		198,014
2017 Three-Year LTIP Award (6)	5/10/17							1,047	81,854
2016 AIP and LTIP Awards (7)	3/02/17							10,435	780,538
John F. Coleman
2017 AIP (Cash) (1)		$117,300	$234,600	$351,900
2017 AIP (Equity) (2)	5/10/17				1,589	3,177	4,766		$248,456
2017 One-Year LTIP Award (3)	5/10/17				278	556	834		47,949
2017 Two-Year LTIP Award (4)	5/10/17				556	1,112	1,668		91,228
2017 Three-Year LTIP Award (5)	5/10/17				1,112	2,224	3,336		180,411
2017 Three-Year LTIP Award (6)	5/10/17							953	74,506
2016 AIP and LTIP Awards (7)	3/02/17							10,435	780,538
C. Bruce Corkern
2017 AIP (Cash) (1)	5/10/17	$59,250	$118,500	$177,750
2017 AIP (Equity) (2)	5/10/17				802	1,605	2,407		$125,479
2017 One-Year LTIP Award (3)	5/10/17				253	506	758		43,637
2017 Two-Year LTIP Award (4)	5/10/17				506	1,011	1,517		82,942
2017 Three-Year LTIP Award (5)	5/10/17				1,011	2,022	3,033		164,025
2017 Three-Year LTIP Award (6)	5/10/17							867	67,782
2016 AIP and LTIP Awards (7)	3/02/17							7,202	538,710
R. Reid Dunbar
2017 AIP (Cash) (1)		$84,000	$168,000	$252,000
2017 Restricted Shares (8)	5/29/17							2,590	$210,023
N. Keith McKey (9)
2016 AIP and LTIP Awards (7)	3/02/17							16,074	$1,202,335

(1)
Represents the 2017 annual cash incentive bonus opportunities under the 2017 AIP.  See the description of the annual cash incentive award in the CD&A. The actual amount earned by each Named Executive Officer in 2017 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents the number of restricted shares that could be earned under the 2017 AIP for 2017 performance.
(3)	Represents the number of restricted shares that could be earned under the one-year transitional LTIP awards.
(4)	Represents the number of restricted shares that could be earned under the two-year transitional LTIP awards.
(5)	Represents the number of restricted shares that could be earned under the performance-based portion of the three-year LTIP awards pursuant to the 2017 LTIP.
(6)	Represents the number of restricted shares that could be earned under the service-based portion of the three-year LTIP awards pursuant to the 2017 LTIP.
(7)
Represents restricted shares awarded on March 2, 2017 in connection with the 2016 AIP and 2016 LTIP, based on the Compensation Committee’s discretionary review of the 2016 annual and long-term incentive compensation as discussed under the headings “Compensation Discussion and Analysis—Equity Grant Transition.”

(8)
Mr. Dunbar received service-based restricted shares in connection with his appointment as Senior Vice President on May 29, 2017.  This award was in lieu of any equity incentive awards under the 2017 AIP and 2017 LTIP.

(9)	Mr. McKey did not receive any equity incentive awards under the 2017 AIP and 2017 LTIP since he retired on July 31, 2017.
(10)	William D. Petsas did not receive any equity incentive awards under the 2016 AIP, 2016 LTIP, 2017 AIP and 2017 LTIP since he resigned on February 14, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (1) ($)
Marshall A. Loeb	27,895	(3)	$2,465,360	19,679	$1,739,230
Brent W. Wood	32,920	(4)	$2,909,470	7,759	$685,740
John F. Coleman	32,826	(5)	$2,901,162	7,069	$624,758
C. Bruce Corkern	11,309	(6)	$999,489	5,144	$454,627
R. Reid Dunbar	2,590	(7)	$228,904	--	--
N. Keith McKey (8)	--		--	--	--
William D. Petsas (8)	--		--	--	--

(1)	The market value of such holdings is based on the closing price of the Company’s Common Stock ($88.38) on December 29, 2017, the last trading day of the fiscal year ended December 31, 2017.
(2)	Represents the target number of performance-based awards granted under the 2017 AIP and LTIP, including the transitional LTIP awards, a portion of which vested in March 2018.
(3)
Mr. Loeb’s restricted stock holdings as of December 31, 2017 vest as follows provided that he remains employed by the Company on such dates:  7,858 shares on January 1, 2018; 635 shares on March 1, 2018; 8,493 shares on January 1, 2019; 7,506 shares on January 1, 2020 and 3,403 shares on January 1, 2021.

(4)
Mr. Wood’s restricted stock holdings as of December 31, 2017 vest as follows provided that he remains employed by the Company on such dates:  6,801 shares on January 1, 2018; 4,000 shares on January 10, 2018; 262 shares on March 1, 2018; 5,097 shares on January 1, 2019; 5,400 shares on January 10, 2019; 3,376 shares on January 1, 2020; 6,600 shares on January 10, 2020 and 1,384 shares on January 1, 2021.

(5)
Mr. Coleman’s restricted stock holdings as of December 31, 2017 vest as follows provided that he remains employed by the Company on such dates:  6,801 shares on January 1, 2018; 4,000 shares on January 10, 2018; 239 shares on March 1, 2018; 5,073 shares on January 1, 2019; 5,400 shares on January 10, 2019; 3,352 shares on January 1, 2020; 6,600 shares on January 10, 2020 and 1,361 shares on January 1, 2021.

(6)
Mr. Corkern’s restricted stock holdings as of December 31, 2017 vest as follows provided that he remains employed by the Company on such dates:  4,626 shares on January 1, 2018; 217 shares on March 1, 2018; 3,413 shares on January 1, 2019; 2,271 shares on January 1, 2020 and 782 shares on January 1, 2021.

(7)
Mr. Dunbar’s restricted stock holdings as of December 31, 2017 vest as follows provided that he remains employed by the Company on such dates:  518 shares on January 1, 2018; 518 shares on January 1, 2019; 518 shares on January 1, 2020; 518 shares on January 1, 2021 and 518 shares on January 1, 2022.

(8)	Each of Messrs. McKey and Petsas terminated employment with the Company in 2017, and as a result, did not hold any outstanding equity awards as of December 31, 2017.

Option Exercises and Stock Vested in 2017

The following table provides information regarding restricted shares that vested during 2017 for each of the Named Executive Officers.  No stock options were granted to or exercised by the Named Executive Officers in 2017 and no options are currently outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Marshall A. Loeb	7,859	$585,816
Brent W. Wood	12,223	$905,483
John F. Coleman	12,284	$909,987
C. Bruce Corkern	6,903	$511,311
R. Reid Dunbar	--	--
N. Keith McKey	16,074	$1,202,335
William D. Petsas	17,315	$1,287,382

(1)	The aggregate value realized upon the vesting of restricted shares represents the aggregate market price of the shares of Common Stock on the date of vesting.

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements that will require the Company to provide compensation to executive officers of the Company in the event of certain terminations of employment or a change in control of the Company.  The following table shows potential payouts assuming that the employment of the Named Executive Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2017.

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
Marshall A. Loeb
Voluntary Resignation or Involuntary Termination with Cause	–	–	–	–
Involuntary Ter5mination without Cause	$2,924,166(1)	–	$2,610,202(2)	$5,534,368
Voluntary Resignation with Good Reason following a Change in Control	$4,386,249(3)	$50,000(4)	$2,610,202(2)	$7,046,451
Involuntary Termination without Breach of Duty following a Change in Control	$4,386,249(3)	$50,000(4)	$2,610,202(2)	$7,046,451
Death/ Disability	$1,462,083(5)	--	$2,610,202(2)	$4,072,285

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	–	–	–	–
Involuntary Termination without Cause	$1,321,912(1)	–	$1,605,943(2)	$2,927,855
Voluntary Resignation with Good Reason following a Change in Control	$1,982,868(3)	$50,000(4)	$3,306,743(2)	$5,339,611
Involuntary Termination without Breach of Duty following a Change in Control	$1,982,868(3)	$50,000(4)	$3,306,743(2)	$5,339,611
Death/ Disability	$660,956(5)	–	$3,306,743(2)	$3,967,699

John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	–	–	–	–
Involuntary Termination without Cause	$1,323,914(1)	–	$1,597,671(2)	$2,921,585
Voluntary Resignation with Good Reason following a Change in Control	$1,985,871(3)	$50,000(4)	$3,298,471(2)	$5,334,342
Involuntary Termination without Breach of Duty following a Change in Control	$1,985,871(3)	$50,000(4)	$3,298,471(2)	$5,334,342
Death/ Disability	$661,957(5)	–	$3,298,471(2)	$3,960,428

C. Bruce Corkern
Voluntary Resignation or Involuntary Termination with Cause	–	–	–	–
Involuntary Termination without Cause	$557,216(6)	–	$1,071,516(2)	$1,628,732
Voluntary Resignation with Good Reason following a Change in Control	$557,216(6)	$37,500(7)	$1,071,516(2)	$1,666,232
Involuntary Termination without Breach of Duty following a Change in Control	$557,216(6)	$37,500(7)	$1,071,516(2)	$1,666,232
Death/ Disability	$371,477(5)	–	$1,071,516(2)	$1,442,993

R. Reid Dunbar
Voluntary Resignation or Involuntary Termination with Cause	–	–	–	–
Involuntary Termination without Cause	$540,000(6)	–	$187,060(2)	$727,060
Voluntary Resignation with Good Reason following a Change in Control	$540,000(6)	$37,500(7)	$187,060(2)	$764,560
Involuntary Termination without Breach of Duty following a Change in Control	$540,000(6)	$37,500(7)	$187,060(2)	$764,560
Death/ Disability	$360,000(5)	–	$187,060(2)	$547,060

(1)	Represents 2x average annual compensation for 2017.
(2)
Represents the acceleration of all service-based stock awards, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of termination, based on our closing stock price of $88.38 per share as of December 29, 2017, plus accrued dividends.

(3)	Represents 3x average annual compensation for 2017.
(4)
Represents payment of premiums for life insurance coverage and health plan coverage for 24 months.  The value of the payments in this column are based on an estimate of the Company’s cost to provide such benefits to an executive officer equal to $25,000 per year.

(5)	Represents 1x average annual compensation for 2017.
(6)	Represents 1.5x average annual compensation for 2017
(7)
Represents payment of premiums for life insurance coverage and health plan coverage for 18 months.  The value of the payments in this column are based on an estimate of the Company’s cost to provide such benefits to an executive officer equal to $25,000 per year.

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.  A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s shareholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date, provided that: (A) any such year in which the executive was not employed by the Company shall be excluded from the averaging period; and (B) the base salary and cash bonus for any such year that reflects a partial year of employment shall be annualized.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.  Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason.  Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause.  In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

	Involuntary Termination Without Cause	Involuntary Termination Without Breach of Duty or Voluntary Resignation With Good Reason, Each Following a Change in Control
Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents	2 times	3 times
Senior Vice Presidents	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.  Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment.  In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

Equity Acceleration.  The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan generally provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability, provided, however, the agreements for the restricted shares awarded as a retention bonus to certain executive officers in 2010 provide that the number of shares to vest will be prorated upon such officer’s death or permanent disability.  In addition, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company’s 2013 Equity Incentive Plan provides that upon the occurrence of a change in control if the awards are not continued, assumed or replaced by the successor corporation, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the executive’s interest in any restricted shares subject to performance criteria shall be deemed to have been achieved at the target performance level and shall become vested.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period.  The accrued dividends are delivered to the executive officer when the incentive restricted shares vest.  The value of the restricted shares in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

CEO Compensation Pay Ratio

For 2017, the total compensation of our Chief Executive Officer as reported in the Summary Compensation Table (page 27) was $5,356,622 and for the median employee was $97,436.  The resulting ratio of the Chief Executive Officer’s pay to the pay of the median employee for fiscal year 2017 was 55 to 1.

As discussed above, 2017 total compensation for our Chief Executive Officer included the grant date fair value for both the 2016 retrospective awards approved in March 2017 as well as the new forward-looking awards for 2017 performance made in May 2017. The total compensation of our Chief Executive Officer as reported in the Supplemental Summary Compensation Table (page 28) was $3,433,215 and the resulting ratio of the Chief Executive Officer’s pay to the pay of the median employee for fiscal year 2017 was 35 to 1.

We identified the median employee using our employee population, excluding our Chief Executive Officer, consisting of 68 full-time and 2 part-time employees on December 1, 2017. We identified the median employee based on gross wages paid in the 12-month period ended December 1, 2017. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in the period. As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our Named Executive Officers’ annual compensation for the Summary Compensation Table.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers.  See “Potential Payments Upon Termination or Change in Control” above.

Related-Party Transactions Policies and Procedures

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of March 29, 2018, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.
Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,681,551	(2)	16.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,393,662	(3)	15.4%
T. Rowe Price Associates, Inc. . 100 East Pratt Street Baltimore, Maryland 21202	2,894,120	(4)	8.3%
JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	2,557,322	(5)	7.3%

(1)	Based on the number of shares of Common Stock outstanding as of March 29, 2018, which was 34,942,110 shares of Common Stock.
(2)
Based upon an amended Statement on Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) and an amended Statement on Schedule 13G filed with the SEC by Vanguard REIT Index Fund (“REIT Fund”), a client of Vanguard.  As reported, Vanguard has sole voting power with respect to 105,657 shares of Common Stock, shared voting power with respect to 45,847 shares of Common Stock, sole dispositive power with respect to 5,573,131 shares of Common Stock, which includes shares owned by REIT Fund, and shared dispositive power with respect to 108,420 shares of Common Stock. As reported, REIT Fund has sole voting power with respect to 2,309,903 shares of Common Stock.

(3)
Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole dispositive power with respect to 5,393,662 shares of Common Stock and sole voting power with respect to 5,225,506 shares of Common Stock.

(4)
Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) that indicated that Price Associates has sole dispositive power with respect to 2,894,120 shares of Common Stock and sole voting power with respect to 502,985 shares of Common Stock.  These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that JPMorgan Chase & Co. has sole voting power with respect to 2,280,976 shares of Common Stock and sole dispositive power with respect to 2,557,242 shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of March 29, 2018:

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Unvested Restricted Stock	Total Beneficial Ownership	Percent of Common Stock (1)
D. Pike Aloian	26,660	(2)	–	26,660	*
H.C. Bailey, Jr.	3,082		–	3,082	*
H. Eric Bolton, Jr.	9,260		–	9,260	*
Donald F. Colleran	625		282	907	*
Hayden C. Eaves III	9,300	(3)	–	9,300	*
Fredric H. Gould	18,910	(4)	–	18,910	*
David H. Hoster II	212,310	(5)	–	212,310	*
Mary E. McCormick	16,930		–	16,930	*
Leland R. Speed	170,846	(6)	–	170,846	*
Marshall A. Loeb	22,999		30,277	53,276	*
Brent W. Wood	78,223		25,929	104,152	*
John F. Coleman	104,002		25,497	129,499	*
Ryan M. Collins	239		2,063	2,302	*
Bruce Corkern	50,488		8,327	58,815	*
R. Reid Dunbar	356		2,072	2,428	*
All directors, nominees and executive officers as a group	724,230		94,447	818,677	2.3%

*	Less than 1.0%.
(1)	Based on the number of shares of Common Stock outstanding as of March 29, 2018, which was 34,942,110 shares of Common Stock.
(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.
(3)
Includes (i) 8,000 shares of Common Stock owned by Mr. Eaves as trustee for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 300 shares of Common Stock owned by Mr. Eaves as trustee.

(4)
Includes 5,222 shares of Common Stock owned by a family foundation of which Mr. Gould is a trustee. Does not include 3,300 shares of Common Stock beneficially owned by Mr. Gould’s spouse, as to which he disclaims beneficial ownership.

(5)
Includes 36,000 shares of Common Stock owned by a family trust for the benefit of Mr. Hoster’s children and (ii) 2,430 shares held in a revocable trust.  Mr. Hoster’s spouse is trustee of the family trust and Mr. Hoster and his spouse are co-trustees of the revocable trust.

(6)	Does not include 30,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with shareholders, the Company has instituted ownership guidelines for directors and officers.  Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of five times the annual cash retainer fee payable to a director.  Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary:

(1) President and Chief Executive Officer:  five times annual base salary; (2) Executive Vice President:  three times annual base salary; and (3) Senior Vice Presidents:  two times annual base salary.  Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent shareholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs.  During 2017 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC.  The Audit Committee operates under a written charter which was amended and restated on August 31, 2017.  A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net.  The Board has determined that each of D. Pike Aloian, H. Eric Bolton, Jr. and Mary E. McCormick is an “Audit Committee financial expert” as defined in the current rules of the SEC.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, and audit functions.  Management is primarily responsible for the Company’s financial statements and reporting process.  The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements.  The Company has a full-time internal audit department that reports to the Audit Committee and to management.  This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls.  The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors.  It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2017.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities.  Those meetings include, whenever appropriate, executive sessions with KPMG without management being present.  The Committee met eight times during 2017, including two executive sessions with KPMG.  In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance.  Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and other matters required by the charter of this committee.  In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with KPMG their independence from the company and its management.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Submitted by the Audit Committee:

D. Pike Aloian, Chair
H. Eric Bolton, Jr.
Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.  Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2017 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2017 and 2016.

	2017	2016
Audit Fees (1)	$661,000	$634,400
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$661,000	$634,400

(1)
Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  For 2017 and 2016, this includes $121,000 and $103,500, respectively, for comfort letter procedures and auditor consents in connection with the issuance of Common Stock.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Meeting.  However, if any other matters properly come before the Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

BRENT W. WOOD

Executive Vice President, Chief
Financial Officer and Treasurer

EASTGROUP PROPERTIES,
INC. 400 W. PARKWAY
PLACE SUITE 100
RIDGELAND, MS 39157
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42333-P03757	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTGROUP PROPERTIES, INC.

The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	D. Pike Aloian	☐	☐	☐

	1b.	H.C. Bailey, Jr.	☐	☐	☐

	1c.	H. Eric Bolton, Jr.	☐	☐	☐

	1d.	Donald F. Colleran	☐	☐	☐

	1e.	Hayden C. Eaves III	☐	☐	☐

	1f.	Fredric H. Gould	☐	☐	☐

	1g.	David H. Hoster II	☐	☐	☐

	1h.	Marshall A. Loeb	☐	☐	☐

	1i.	Mary E. McCormick	☐	☐	☐

	1j.	Leland R. Speed	☐	☐	☐

For address changes/comments, mark here.					☐
(see reverse for instructions)

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E42334-P03757

EASTGROUP PROPERTIES, INC.
Annual Meeting of Stockholders
May 24, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints MARSHALL LOEB and BRENT WOOD, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, MS 39157, Thursday, May 24, 2018, at 9:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2 and 3. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side